Press Release
TechnipFMC Announces Second Quarter 2024 Results

•Subsea inbound orders of $2.8 billion; book-to-bill of 1.4x
•Total Company backlog reached new record of $13.9 billion
•Cash flow from operations of $231 million; free cash flow of $180 million
•Full-year financial guidance increased to reflect strong operational performance

NEWCASTLE & HOUSTON, July 25, 2024 — TechnipFMC plc (NYSE: FTI) (the “Company” or “TechnipFMC”) today reported second quarter 2024 results.
Summary Financial Results from Continuing Operations
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions, except per share amounts)	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-over-Year
Revenue	$2,325.6	$2,042.0	$1,972.2	13.9%	17.9%
Net income (loss)	$186.5	$157.1	$(87.2)	18.7%	n/m
Net income (loss) margin	8.0%	7.7%	(4.4%)	30 bps	n/m
Diluted earnings (loss) per share	$0.42	$0.35	$(0.20)	20.0%	n/m

Adjusted EBITDA	$361.4	$252.6	$205.9	43.1%	75.5%
Adjusted EBITDA margin	15.5%	12.4%	10.4%	310 bps	510 bps
Adjusted net income	$188.9	$97.6	$44.8	93.5%	321.7%
Adjusted diluted earnings per share	$0.43	$0.22	$0.10	95.5%	330.0%

Inbound orders	$3,092.2	$2,774.4	$4,447.3	11.5%	(30.5%)
Backlog	$13,898.8	$13,492.5	$13,278.6	3.0%	4.7%
n/m - not meaningful
Total Company revenue in the second quarter was $2,325.6 million. Net income attributable to TechnipFMC was $186.5 million, or $0.42 per diluted share. These results included after-tax charges and credits totaling $2.4 million of expense, or $0.01 per share (Exhibit 6).
Adjusted net income was $188.9 million, or $0.43 per diluted share (Exhibit 6).
Adjusted EBITDA, which excludes pre-tax charges and credits, was $361.4 million; adjusted EBITDA margin was 15.5 percent (Exhibit 8).
Included in total Company results was a foreign exchange loss of $17.7 million, or $17.8 million after-tax. When excluding the after-tax impact of foreign exchange, net income was $204.3 million. Adjusted EBITDA, excluding foreign exchange, was $379.1 million (Exhibit 7).

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Doug Pferdehirt, Chair and CEO of TechnipFMC, stated, “Our quarterly results reflect strong operational performance throughout the Company. Revenue was $2.3 billion with adjusted EBITDA of $379 million when excluding foreign exchange impacts.”
“Results were particularly strong in Subsea, where operating profit margin improved 480 basis points sequentially to 13.8 percent. Adjusted EBITDA margin improved 370 basis points sequentially to 17.7 percent – a level of performance we expect to continue in the third quarter. Given the strength of our execution, we now expect Subsea adjusted EBITDA margin to exceed the high-end of our guidance for the full year.”
Pferdehirt continued, “Subsea inbound orders were $2.8 billion, representing a book-to-bill of 1.4. Partner collaboration and longstanding relationships were key drivers of our success in the quarter. Inbound included iEPCI™ projects for Woodside’s Xena Phase 3 and Energean’s Katlan development, both repeat clients of our integrated model. We were also awarded over 100 kilometers of flexible pipe from Petrobras, which is incremental to the volume associated with our existing frame agreements.”
“Further expansion in Guyana also contributed significantly to inbound with the award of the Whiptail project. This is the sixth project sanctioned by ExxonMobil in the Stabroek Block in just seven years. We are honored to have been awarded the subsea production systems for all of these projects.”
Pferdehirt added, “Through our success in Guyana, we have established a strong reputation for meeting the accelerated schedule requirements of an emerging basin. Importantly, it is our strategic commitment to the region and its people, collaboration with our global and local partners, and innovative mindset that have created a winning playbook for the development of our business in Guyana. This formula will also be utilized in new frontiers, including Suriname and Namibia.”
“At quarter end, total Company backlog was $13.9 billion, a record level for TechnipFMC, with orders exceeding revenue in 10 of the last 11 quarters. We are well positioned for Subsea orders to approach $10 billion for the year, also giving us continued confidence in achieving $30 billion in orders over the three-year period ending 2025. We expect this activity will drive further growth in backlog.”
“In Surface Technologies, we also demonstrated solid performance. We are seeing tangible benefits from the targeted actions taken to optimize our business in the Americas. In the Middle East, the growth we anticipated is now occurring, allowing us to further utilize our new in-country capacity.”
Pferdehirt concluded, “The strong financial performance in the period clearly demonstrates the solid momentum we are experiencing in our execution. Our success reflects the bold steps we took to create a new business model that reshaped the subsea industry and to deliver innovative technologies that further improve project economics. These actions continue to provide sustainable differentiation for TechnipFMC, driving results higher than what could be achieved through a market recovery alone.”
“We are confident that our strong execution and competitive differentiation, when combined with the proven success of our subsea playbook, will allow us to capitalize on the expanding opportunities that extend beyond the decade.”

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Operational and Financial Highlights

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-over-Year
Revenue	$2,009.1	$1,734.8	$1,618.4	15.8%	24.1%
Operating profit	$277.7	$156.6	$153.4	77.3%	81.0%
Operating profit margin	13.8%	9.0%	9.5%	480 bps	430 bps
Adjusted EBITDA	$356.5	$242.4	$233.8	47.1%	52.5%
Adjusted EBITDA margin	17.7%	14.0%	14.4%	370 bps	330 bps

Inbound orders	$2,838.0	$2,403.8	$4,114.5	18.1%	(31.0%)
Backlog[1,2,3]	$12,925.9	$12,455.5	$12,088.5	3.8%	6.9%

Estimated Consolidated Backlog Scheduling (In millions)	Jun. 30, 2024
2024 (6 months)	$3,086
2025	$4,460
2026 and beyond	$5,380
Total	$12,926
[1] Backlog as of June 30, 2024 was decreased by a foreign exchange impact of $358 million.
[2] Backlog does not capture all revenue potential for Subsea Services.
[3] Backlog as of June 30, 2024 does not include total Company non-consolidated backlog of $201 million.

Subsea reported second quarter revenue of $2,009.1 million, an increase of 15.8 percent from the first quarter. The sequential revenue improvement was largely driven by increased iEPCI™ project activity in the North Sea and Gulf of Mexico. Services revenue also increased primarily due to seasonal improvement.
Subsea reported an operating profit of $277.7 million, an increase of 77.3 percent from the first quarter. Operating results increased sequentially due to strong execution, improved earnings mix from backlog, and higher project and services activity. Operating profit margin increased 480 basis points to 13.8 percent.
Subsea reported adjusted EBITDA of $356.5 million, an increase of 47.1 percent when compared to the first quarter. The factors impacting operating profit also drove the sequential increase in adjusted EBITDA. Adjusted EBITDA margin increased 370 basis points to 17.7 percent.

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Subsea inbound orders were $2.8 billion for the quarter. Book-to-bill was 1.4x. The following awards were included in the period:
•ExxonMobil Whiptail project (Guyana)
Large* contract award by ExxonMobil Guyana to supply subsea production systems for the Whiptail project in Guyana’s Stabroek Block. TechnipFMC will provide project management, engineering, and manufacturing to deliver 48 subsea trees and associated tooling, as well as 12 manifolds and associated controls and tie-in equipment. Whiptail is TechnipFMC’s most recent award from ExxonMobil Guyana, where the Company has been awarded subsea production system contracts since the first contract award in 2017 for Liza Phase 1.
*A “large” contract is between $500 million and $1 billion.
•Woodside Energy Xena Phase 3 iEPCI™ project (Australia)
Significant* integrated Engineering, Procurement, Construction, and Installation (iEPCI™) contract by Woodside Energy to design, manufacture, and install the subsea production system, flexible pipe, and umbilicals for the Xena Infill well (XNA03) to support ongoing production from the Pluto LNG Project. The award follows an integrated front end engineering design (iFEED™) study. The project will use the Company’s Subsea 2.0® production system. Xena Phase 3 will be tied back to existing subsea infrastructure previously supplied by TechnipFMC. The contract is the latest call-off on the framework agreement between Woodside Energy and TechnipFMC.
*A “significant” contract is between $75 million and $250 million.
•Energean Katlan iEPCI™ project (Israel)
Large* iEPCI™ contract by Energean for its Katlan development in the Mediterranean Sea. This is Energean’s first project to use TechnipFMC’s configure-to-order Subsea 2.0® production systems. The award follows an iFEED™ study by TechnipFMC, which optimized the commercial and technological solution for the field. The contract covers the design, manufacture, and installation of the production systems, pipe, umbilicals, and subsea structures. The subsea infrastructure will tie back to the Energean Power floating production, storage, and offloading vessel (FPSO), which currently serves the Karish and Karish North developments. TechnipFMC also delivered fully integrated subsea solutions utilizing our iEPCI™ execution model for both of these developments.
*A “large” contract is between $500 million and $1 billion.
•Petrobras Flexible Pipe contract (Brazil)
Substantial* contract by Petrobras to supply flexible pipe for the pre-salt fields offshore Brazil. The contract covers the design, engineering, and manufacture of flexible pipe for water injection and gas lift.
*A “substantial” contract is between $250 million and $500 million.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Jun. 30, 2024	Mar. 31, 2024	Jun. 30, 2023	Sequential	Year-over-Year
Revenue	$316.5	$307.2	$353.8	3.0%	(10.5%)
Operating profit	$30.6	$103.4	$25.7	(70.4%)	19.1%
Operating profit margin	9.7%	33.7%	7.3%	(2,400 bps)	240 bps
Adjusted EBITDA	$46.0	$41.4	$46.9	11.1%	(1.9%)
Adjusted EBITDA margin	14.5%	13.5%	13.3%	100 bps	120 bps

Inbound orders	$254.2	$370.6	$332.8	(31.4%)	(23.6%)
Backlog	$972.9	$1,037.0	$1,190.1	(6.2%)	(18.3%)

Surface Technologies reported second quarter revenue of $316.5 million, an increase of 3 percent from the first quarter. The sequential revenue improvement was primarily driven by increased activity in the Middle East, largely offset by the absence of revenue from the Measurement Solutions business disposed of in March of 2024.
Surface Technologies reported operating profit of $30.6 million, a decrease of 70.4 percent versus the first quarter. Operating profit in the prior quarter benefited from a $75.2 million gain on the disposal of the Measurement Solutions business. Excluding the gain on the disposal, operating profit increased $2.4 million sequentially. The increase was primarily due to higher volume in the Middle East, largely offset by the absence of operating profit from Measurement Solutions.
Surface Technologies reported adjusted EBITDA of $46 million. Adjusted EBITDA increased 11.1 percent when compared to the first quarter. The improvement was driven by higher volume in the Middle East, largely offset by the absence of Measurement Solutions. Adjusted EBITDA margin increased 100 basis points sequentially to 14.5 percent.
Inbound orders for the quarter were $254.2 million, a sequential decrease of 31.4 percent. Backlog ended the period at $972.9 million.

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Corporate and Other Items (three months ended June 30, 2024)
Corporate expense was $23.7 million.
Foreign exchange loss was $17.7 million.
Net interest expense was $21.4 million.
The provision for income taxes was $59.2 million.
Total depreciation and amortization was $92.1 million.
Cash provided by operating activities was $230.9 million. Capital expenditures were $50.8 million. Free cash flow was $180.1 million (Exhibit 11).
During the quarter, the Company repurchased 3.9 million of its ordinary shares for total consideration of $100 million. When including a dividend payment of $21.5 million, total shareholder distributions in the quarter were $121.5 million.
The Company ended the period with cash and cash equivalents of $708.2 million; net debt decreased $66.8 million sequentially to $260.2 million (Exhibit 10).

On June 27, 2024, Fitch Ratings assigned a first-time Long-Term Issuer Default Rating of ‘BBB-’ with a Stable Outlook to the Company and its subsidiary, FMC Technologies Inc. Fitch Ratings also assigned ‘BBB-’ ratings to the Company’s revolving credit facility and senior unsecured notes. This follows a rating upgrade in early March by S&P Global Ratings, which elevated both the issuer credit and the issue-level ratings on the Company’s senior unsecured notes to investment grade (‘BBB-’).
With investment grade ratings from two credit rating agencies, the Company will benefit from lower interest rates and fees and eliminate all collateral requirements for its $1.25 billion Revolving Credit Facility and $500 million Letter of Credit Facility. Additionally, the Company will gain access to the lower-cost investment grade bond market for future term debt needs.

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2024 Full-Year Financial Guidance1
The Company’s full-year financial guidance for 2024 can be found in the table below. Updates to the previous guidance issued on February 22, 2024 are as follows:
•Subsea revenue in a range of $7.6 - 7.8 billion, which increased from the previous guidance range of $7.2 - 7.6 billion.
•Subsea adjusted EBITDA margin in a range of 16.5 - 17%, which increased from the previous guidance range of 15.5 - 16.5%.
•Free cash flow in a range of $425 - 575 million, which increased from the previous guidance range of $350 - 500 million.
Financial results prior to the completion of the sale of the Measurement Solutions business, which was completed on March 11, 2024, are included in full-year guidance for Surface Technologies.

2024 Guidance (As of July 25, 2024)

Subsea	Surface Technologies
Revenue in a range of $7.6 - 7.8 billion	Revenue in a range of $1.2 - 1.35 billion

Adjusted EBITDA margin in a range of 16.5 - 17%	Adjusted EBITDA margin in a range of 13 - 15%

TechnipFMC

Corporate expense, net $115 - 125 million
(includes depreciation and amortization of ~$3 million; excludes charges and credits)

Net interest expense $70 - 80 million

Tax provision, as reported $280 - 290 million

Capital expenditures approximately $275 million

Free cash flow[2] $425 - 575 million
(includes payment for legal settlement of ~$170 million)

1 Our guidance measures of adjusted EBITDA margin, free cash flow and adjusted corporate expense, net are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.
2 Free cash flow is calculated as cash flow from operations less capital expenditures.

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Teleconference
The Company will host a teleconference on Thursday, July 25, 2024 to discuss the second quarter 2024 financial results. The call will begin at 1:30 p.m. London time (8:30 a.m. New York time). Webcast access and an accompanying presentation can be found at www.TechnipFMC.com.
An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 21,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on X (formerly Twitter) @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements usually relate to future events, market growth, and recovery, growth of our New Energy business and anticipated revenues, earnings, cash flows, or other aspects of our operations or operating results. Forward-looking statements are often identified by words such as “commit,” “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook,” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs, and assumptions concerning future developments and business conditions and their potential effect on us. While management believes these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including unpredictable trends in the demand for and price of oil and natural gas; competition and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation; our inability to develop, implement, and protect new technologies and services and intellectual property related thereto, including new technologies and services for our New Energy business; the cumulative loss of major contracts, customers or alliances and unfavorable credit and commercial terms of certain contracts; disruptions in the political, regulatory, economic, and social conditions of the countries in which we conduct business; the refusal of DTC to act as depository and clearing agency for our shares; the impact of our existing and future indebtedness and the restrictions on our operations by terms of the agreements governing our existing indebtedness; the risks caused by our acquisition and divestiture activities; additional costs or risks from increasing scrutiny and expectations regarding ESG matters; uncertainties related to our investments in New Energy business; the risks caused by fixed-price contracts; our failure to timely deliver our backlog; our reliance on subcontractors, suppliers, and our joint venture partners; a failure or breach of our IT infrastructure or that of our subcontractors, suppliers or joint venture partners, including as a result of cyber-attacks; risks of pirates and maritime conflicts endangering our maritime employees and assets; any delays and cost overruns of new capital asset construction projects for vessels and manufacturing facilities; potential liabilities inherent in the industries in which we operate or have operated; our failure to comply with existing and future laws and regulations, including those related to

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environmental protection, climate change, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, taxation, privacy, data protection and data security; the additional restrictions on dividend payouts or share repurchases as an English public limited company; uninsured claims and litigation against us; tax laws, treaties and regulations and any unfavorable findings by relevant tax authorities; potential departure of our key managers and employees; adverse seasonal, weather, and other climatic conditions; unfavorable currency exchange rates; risk in connection with our defined benefit pension plan commitments; our inability to obtain sufficient bonding capacity for certain contracts, and other risks as discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our other reports subsequently filed with the Securities and Exchange Commission.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Senior Vice President, Investor Relations and Corporate Development
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Director, Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations David Willis Senior Manager, Public Relations Tel: +44 7841 492988 Email: David Willis

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023

Revenue	$2,325.6	$2,042.0	$1,972.2	$4,367.6	$3,689.6
Costs and expenses	2,017.2	1,883.0	1,813.7	3,900.2	3,480.1
	308.4	159.0	158.5	467.4	209.5

Other income (expense), net including income from equity affiliates	(41.5)	(10.9)	(181.2)	(52.4)	(168.3)
Gain on disposal of Measurement Solutions business	—	75.2	—	75.2	—

Income (loss) before net interest expense and income taxes	266.9	223.3	(22.7)	490.2	41.2
Net interest expense	(21.4)	(12.7)	(30.3)	(34.1)	(49.0)

Income (loss) before income taxes	245.5	210.6	(53.0)	456.1	(7.8)
Provision for income taxes	59.2	49.7	43.3	108.9	80.7

Net income (loss)	186.3	160.9	(96.3)	347.2	(88.5)
(Income) loss attributable to non-controlling interests	0.2	(3.8)	9.1	(3.6)	1.7

Net income (loss) attributable to TechnipFMC plc	$186.5	$157.1	$(87.2)	$343.6	$(86.8)

Earnings (loss) per share attributable to TechnipFMC plc
Basic	$0.43	$0.36	$(0.20)	$0.80	$(0.20)
Diluted	$0.42	$0.35	$(0.20)	$0.78	$(0.20)

Weighted average shares outstanding:
Basic	430.2	433.6	440.1	431.9	441.1
Diluted	440.1	446.3	440.1	443.2	441.1

Cash dividends declared per share	$0.05	$0.05	$—	$0.10	$—

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Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Segment revenue
Subsea	$2,009.1	$1,734.8	$1,618.4	$3,743.9	$3,006.0
Surface Technologies	316.5	307.2	353.8	623.7	683.6
Total segment revenue	$2,325.6	$2,042.0	$1,972.2	$4,367.6	$3,689.6

Segment operating profit
Subsea	$277.7	$156.6	$153.4	$434.3	$220.2
Surface Technologies	30.6	103.4	25.7	134.0	48.1
Total segment operating profit	$308.3	$260.0	$179.1	$568.3	$268.3

Corporate items
Corporate expense(1)	$(23.7)	$(32.2)	$(153.5)	$(55.9)	$(180.9)
Net interest expense	(21.4)	(12.7)	(30.3)	(34.1)	(49.0)
Foreign exchange losses	(17.7)	(4.5)	(48.3)	(22.2)	(46.2)
Total corporate items	$(62.8)	$(49.4)	$(232.1)	$(112.2)	$(276.1)

Income (loss) before income taxes(2)	$245.5	$210.6	$(53.0)	$456.1	$(7.8)

(1)    Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, and other employee benefits. For the three and six months ended June 30, 2023, corporate expense includes the non-recurring legal settlement charge of $126.5 million.
(2)    Includes amounts attributable to non-controlling interests.

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Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended			Six Months Ended
Inbound Orders(1)	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023

Subsea	$2,838.0	$2,403.8	$4,114.5	$5,241.8	$6,651.0
Surface Technologies	254.2	370.6	332.8	624.8	655.2
Total inbound orders	$3,092.2	$2,774.4	$4,447.3	$5,866.6	$7,306.2

Order Backlog(2)	June 30, 2024	March 31, 2024	June 30, 2023

Subsea	$12,925.9	$12,455.5	$12,088.5
Surface Technologies	972.9	1,037.0	1,190.1
Total order backlog	$13,898.8	$13,492.5	$13,278.6

(1)    Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2)    Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

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Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	June 30, 2024	December 31, 2023

Cash and cash equivalents	$708.2	$951.7
Trade receivables, net	1,163.2	1,138.1
Contract assets, net	1,118.6	1,010.1
Inventories, net	1,132.8	1,100.3
Other current assets	761.6	995.2
Total current assets	4,884.4	5,195.4

Property, plant and equipment, net	2,162.0	2,270.9
Intangible assets, net	559.4	601.6
Other assets	1,636.8	1,588.7
Total assets	$9,242.6	$9,656.6

Short-term debt and current portion of long-term debt	$321.6	$153.8
Accounts payable, trade	1,446.2	1,355.8
Contract liabilities	1,401.7	1,485.8
Other current liabilities	1,283.7	1,473.2
Total current liabilities	4,453.2	4,468.6

Long-term debt, less current portion	646.8	913.5
Other liabilities	1,133.0	1,102.4
TechnipFMC plc stockholders’ equity	2,972.4	3,136.7
Non-controlling interests	37.2	35.4
Total liabilities and equity	$9,242.6	$9,656.6

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Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2024	2024	2023
Cash provided (required) by operating activities
Net income (loss)	$186.3	$347.2	$(88.5)
Adjustments to reconcile income (loss) to cash required by operating activities
Depreciation and amortization	92.1	191.6	190.0
Gain on disposal of Measurement Solutions business	—	(75.2)	—
Income from equity affiliates, net of dividends received	(2.0)	(3.4)	(15.4)
Other non-cash items, net	(37.0)	(4.5)	11.9
Working capital(1)	(82.3)	(473.3)	(286.8)
Other non-current assets and liabilities, net	73.8	121.8	(41.2)
Cash provided (required) by operating activities	230.9	104.2	(230.0)

Cash provided (required) by investing activities
Capital expenditures	(50.8)	(102.8)	(110.1)
Proceeds from sale of Measurement Solutions business	—	186.1	—
Other investing activities	1.6	3.8	30.7
Cash provided (required) by investing activities	(49.2)	87.1	(79.4)

Cash required by financing activities
Net decrease in short-term debt	(38.0)	(65.4)	(26.1)
Net increase in revolving credit facility	—	—	50.0
Dividends paid	(21.5)	(43.2)	—
Share repurchases	(100.0)	(250.1)	(100.0)
Payments related to taxes withheld on share-based compensation	—	(49.7)	(17.2)
Other financing activities	(2.2)	(9.5)	(48.5)
Cash required by financing activities	(161.7)	(417.9)	(141.8)
Effect of changes in foreign exchange rates on cash and cash equivalents	(8.6)	(16.9)	(20.7)
Change in cash and cash equivalents	11.4	(243.5)	(471.9)
Cash and cash equivalents, beginning of period	696.8	951.7	1,057.1
Cash and cash equivalents, end of period	$708.2	$708.2	$585.2
(1) Working capital includes receivables, payables, inventories and other current assets and liabilities.

TechnipFMC.com	Page 15 of 24

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data, unaudited)

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2024 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year or sequential basis. Net income attributable to TechnipFMC plc, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits (“Adjusted EBITDA”); and Adjusted EBITDA, excluding foreign exchange gains or losses, net; Adjusted EBITDA margin; Adjusted EBITDA margin, excluding foreign exchange, net); Corporate expense, excluding charges and credits; Foreign exchange, net and other, excluding charges and credits; and net debt are non-GAAP financial measures.

Non-GAAP adjustments are presented on a gross basis and the tax impact of the non-GAAP adjustments is separately presented in the applicable reconciliation table. Estimates of the tax effect of each adjustment is calculated item by item, by reviewing the relevant jurisdictional tax rate to the pretax non-GAAP amounts, analyzing the nature of the item and/or the tax jurisdiction in which the item has been recorded, the need of application of a specific tax rate, history of non-GAAP taxable income positions (i.e. net operating loss carryforwards) and concluding on the valuation allowance positions.
Management believes that the exclusion of charges, credits and foreign exchange impacts from these financial measures provides a useful perspective on the Company’s underlying business results and operating trends, and a means to evaluate TechnipFMC’s operations and consolidated results of operations period-over-period. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net income (loss) attributable to TechnipFMC plc	$186.5	$157.1	$(87.2)	$343.6	$(86.8)

Charges and (credits):
Restructuring, impairment and other charges	2.4	5.0	5.1	7.4	5.7
Gain on disposal of Measurement Solutions business	—	(75.2)	—	(75.2)	—
Non-recurring legal settlement charges*	—	—	126.5	—	126.5
Tax impact of the charges and (credits) above	—	10.7	0.4	10.7	0.4

Adjusted net income attributable to TechnipFMC plc	$188.9	$97.6	$44.8	$286.5	$45.8

Weighted diluted average shares outstanding	440.1	446.3	440.1	443.2	441.1

Reported earnings (loss) per share - diluted	$0.42	$0.35	$(0.20)	$0.78	$(0.20)
Adjusted earnings per share - diluted	$0.43	$0.22	$0.10	$0.65	$0.10

*The non-recurring legal settlement charges reflect the impact of the resolution of all outstanding matters with the PNF (reference to Note 15 of the 10-Q). For taxation purposes the charges are treated as a penalty and as such, do not trigger tax charges or benefits.

TechnipFMC.com	Page 16 of 24

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net income (loss) attributable to TechnipFMC plc	$186.5	$157.1	$(87.2)	$343.6	$(86.8)

Income (loss) attributable to non-controlling interests	(0.2)	3.8	(9.1)	3.6	(1.7)
Provision for income tax	59.2	49.7	43.3	108.9	80.7
Net interest expense	21.4	12.7	30.3	34.1	49.0
Depreciation and amortization	92.1	99.5	97.0	191.6	190.0
Restructuring, impairment and other charges	2.4	5.0	5.1	7.4	5.7
Gain on disposal of Measurement Solutions business	—	(75.2)	—	(75.2)	—
Non-recurring legal settlement charges*	—	—	126.5	—	126.5

Adjusted EBITDA	$361.4	$252.6	$205.9	$614.0	$363.4

Foreign exchange, net	17.7	4.5	48.3	22.2	46.2
Adjusted EBITDA, excluding foreign exchange, net	$379.1	$257.1	$254.2	$636.2	$409.6

*The non-recurring legal settlement charges reflect the impact of the resolution of all outstanding matters with the PNF (reference to Note 15 of the 10-Q). For taxation purposes the charges are treated as a penalty and as such, do not trigger tax charges or benefits.

TechnipFMC.com	Page 17 of 24

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2024
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$2,009.1	$316.5	$—	$—	$2,325.6

Operating profit (loss), as reported (pre-tax)	$277.7	$30.6	$(23.7)	$(17.7)	$266.9

Charges and (credits):
Restructuring, impairment and other charges	(0.2)	2.6	—	—	2.4
Subtotal	(0.2)	2.6	—	—	2.4

Depreciation and amortization	79.0	12.8	0.3	—	92.1

Adjusted EBITDA	$356.5	$46.0	$(23.4)	$(17.7)	$361.4

Foreign exchange, net	—	—	—	17.7	17.7

Adjusted EBITDA, excluding foreign exchange, net	$356.5	$46.0	$(23.4)	$—	$379.1

Operating profit margin, as reported	13.8%	9.7%			11.5%

Adjusted EBITDA margin	17.7%	14.5%			15.5%

Adjusted EBITDA margin, excluding foreign exchange, net	17.7%	14.5%			16.3%

TechnipFMC.com	Page 18 of 24

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2024
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,734.8	$307.2	$—	$—	$2,042.0

Operating profit (loss), as reported (pre-tax)	$156.6	$103.4	$(32.2)	$(4.5)	$223.3

Charges and (credits):
Restructuring, impairment and other charges	—	(0.2)	5.2	—	5.0
Gain on disposal of Measurement Solutions business	—	(75.2)	—	—	(75.2)
Subtotal	—	(75.4)	5.2	—	(70.2)

Depreciation and amortization	85.8	13.4	0.3	—	99.5

Adjusted EBITDA	$242.4	$41.4	$(26.7)	$(4.5)	$252.6

Foreign exchange, net	—	—	—	4.5	4.5

Adjusted EBITDA, excluding foreign exchange, net	$242.4	$41.4	$(26.7)	$—	$257.1

Operating profit margin, as reported	9.0%	33.7%			10.9%

Adjusted EBITDA margin	14.0%	13.5%			12.4%

Adjusted EBITDA margin, excluding foreign exchange, net	14.0%	13.5%			12.6%

TechnipFMC.com	Page 19 of 24

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2023
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,618.4	$353.8	$—	$—	$1,972.2

Operating profit (loss), as reported (pre-tax)	$153.4	$25.7	$(153.5)	$(48.3)	$(22.7)

Charges and (credits):
Restructuring and other charges	0.5	4.6	—	—	5.1
Non-recurring legal settlement charges*	—	—	126.5	—	126.5
Subtotal	0.5	4.6	126.5	—	131.6

Depreciation and amortization	79.9	16.6	0.5	—	97.0

Adjusted EBITDA	$233.8	$46.9	$(26.5)	$(48.3)	$205.9

Foreign exchange, net	—	—	—	48.3	48.3

Adjusted EBITDA, excluding foreign exchange, net	$233.8	$46.9	$(26.5)	$—	$254.2

Operating profit margin, as reported	9.5%	7.3%			-1.2%

Adjusted EBITDA margin	14.4%	13.3%			10.4%

Adjusted EBITDA margin, excluding foreign exchange, net	14.4%	13.3%			12.9%

*The non-recurring legal settlement charges reflect the impact of the resolution of all outstanding matters with the PNF (reference to Note 15 of the 10-Q). For taxation purposes the charges are treated as a penalty and as such, do not trigger tax charges or benefits.

TechnipFMC.com	Page 20 of 24

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2024
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$3,743.9	$623.7	$—	$—	$4,367.6

Operating profit (loss), as reported (pre-tax)	$434.3	$134.0	$(55.9)	$(22.2)	$490.2

Charges and (credits):
Restructuring, impairment and other charges	(0.2)	2.4	5.2	—	7.4
Gain on disposal of Measurement Solutions business	—	(75.2)	—	—	(75.2)
Subtotal	(0.2)	(72.8)	5.2	—	(67.8)

Depreciation and amortization	164.8	26.2	0.6	—	191.6

Adjusted EBITDA	$598.9	$87.4	$(50.1)	$(22.2)	$614.0

Foreign exchange, net	—	—	—	22.2	22.2

Adjusted EBITDA, excluding foreign exchange, net	$598.9	$87.4	$(50.1)	$—	$636.2

Operating profit margin, as reported	11.6%	21.5%			11.2%

Adjusted EBITDA margin	16.0%	14.0%			14.1%

Adjusted EBITDA margin, excluding foreign exchange, net	16.0%	14.0%			14.6%

TechnipFMC.com	Page 21 of 24

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2023
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$3,006.0	$683.6	$—	$—	$3,689.6

Operating profit (loss), as reported (pre-tax)	$220.2	$48.1	$(180.9)	$(46.2)	$41.2

Charges and (credits):
Restructuring and other charges	0.4	5.3	—	—	5.7
Non-recurring legal settlement charges*	—	—	126.5	—	126.5
Subtotal	0.4	5.3	126.5	—	132.2

Depreciation and amortization	155.1	33.8	1.1	—	190.0

Adjusted EBITDA	$375.7	$87.2	$(53.3)	$(46.2)	$363.4

Foreign exchange, net	—	—	—	46.2	46.2

Adjusted EBITDA, excluding foreign exchange, net	$375.7	$87.2	$(53.3)	$—	$409.6

Operating profit margin, as reported	7.3%	7.0%			1.1%

Adjusted EBITDA margin	12.5%	12.8%			9.8%

Adjusted EBITDA margin, excluding foreign exchange, net	12.5%	12.8%			11.1%

*The non-recurring legal settlement charges reflect the impact of the resolution of all outstanding matters with the PNF (reference to Note 15 of the 10-Q). For taxation purposes the charges are treated as a penalty and as such, do not trigger tax charges or benefits.

TechnipFMC.com	Page 22 of 24

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	June 30, 2024	March 31, 2024	June 30, 2023
Cash and cash equivalents	$708.2	$696.8	$585.2
Short-term debt and current portion of long-term debt	(321.6)	(136.6)	(429.5)
Long-term debt, less current portion	(646.8)	(887.2)	(999.7)
Net debt	$(260.2)	$(327.0)	$(844.0)

Net (debt) cash is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 23 of 24

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2024	2024	2023
Cash provided (required) by operating activities	$230.9	$104.2	$(230.0)
Capital expenditures	(50.8)	(102.8)	(110.1)
Free cash flow (deficit)	$180.1	$1.4	$(340.1)

Free cash flow (deficit), is a non-GAAP financial measure and is defined as cash provided (required) by operating activities less capital expenditures. Management uses this non-GAAP financial measure to evaluate our financial condition. We believe free cash flow (deficit) is a meaningful financial measure that may assist investors in understanding our financial condition and results of operations.

TechnipFMC.com	Page 24 of 24